Exhibit 99.3

August 23, 2006

Mr. James S. Haines, Jr.

Westar Energy, Inc.

818 S. Kansas Avenue, 11th Floor

Topeka, KS 66612

Dear Jim:

This letter sets forth the terms of the extension of your employment letter (the “Employment Letter”) dated November 1, 2003 with Westar Energy, Inc. (the “Company”). Capitalized terms used below but not defined herein have the respective meanings set forth in the Employment Letter.

1. Extended Term. The Term of the Employment Letter is extended for two additional years starting December 6, 2006 (such additional two-year period is referred to herein as the “Extended Term”).

2. Base Salary and Benefits. During the Extended Term, the Company will provide you the same annual base salary and benefits you received during the original Term. On December 6, 2006, you will also receive an award of restricted share units and associated dividend equivalents having a combined grant date value of $1,100,000 on an annual basis for each year of the Extended Term, with the number of restricted share units in the award determined based on such grant date value, the Company’s closing stock price on December 5, 2006 and the Company’s annualized per share common stock dividend on such date. One-half of such award will vest on each of December 5, 2007 and December 5, 2008 if your employment with the Company continues uninterrupted through each applicable vesting date. If your employment terminates before December 5, 2008, a prorated portion of the unvested restricted share units will vest based on a fraction, with the numerator equal to the number of days from the grant date (or December 6, 2007 if termination occurs after such date) through the date of termination of your employment, and with the denominator equal to 730 (or 365 if termination occurs after December 6, 2007). Restricted share units that are not part of this proration will be forfeited.

3. General. Except as expressly set forth herein, all other terms and conditions of the Employment Letter will remain unmodified and in full force and effect, and the parties hereby confirm and ratify such terms and conditions.

Please confirm the agreements contained in this letter by signing this letter in the space provided below.

WESTAR ENERGY, INC.

By:	/s/ Charles Q. Chandler, IV
Name:	Charles Q. Chandler, IV
Title:	Chairman of the Board

/s/ James S. Haines, Jr.
James S. Haines, Jr.